Exhibit 99.1
News Release

For more information contact:

Media Relations: Britt Zarling Vice President, Corporate Communications Fiserv, Inc. 414-378-4040 britt.zarling@fiserv.com	Investor Relations: Tiffany Willis Vice President, Investor Relations Fiserv, Inc. 678-375-4643 tiffany.willis@fiserv.com

For Immediate Release

Fiserv Reports First Quarter 2019 Results
GAAP revenue growth of 4 percent and internal revenue growth of 5 percent;
GAAP EPS decrease of 44 percent and adjusted EPS increase of 12 percent;
Full year 2019 guidance affirmed

BROOKFIELD, Wis., April 30, 2019 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the first quarter of 2019.
First Quarter 2019 GAAP Results
GAAP revenue for the company increased 4 percent to $1.50 billion in the first quarter of 2019 compared to the first quarter of 2018, with 9 percent growth in the Payments segment and 3 percent decline in the Financial segment. The sale of a 55 percent interest of the company's Lending Solutions business (the "Lending Transaction") in the first quarter of 2018 resulted in a decline in GAAP revenue in 2019 for the Financial segment.
GAAP earnings per share was $0.56 in the first quarter of 2019, decreasing 44 percent compared to the first quarter of 2018. GAAP earnings per share in the first quarter of 2019 included costs of $0.16 per share related to the previously announced merger agreement to acquire First Data Corporation. GAAP earnings per share in the first quarter of 2018 included a gain of $0.37 per share on the Lending Transaction.
GAAP operating margin was 24.8 percent in the first quarter of 2019, compared to 42.2 percent in the first quarter of 2018. GAAP operating margin in the first quarter of 2018 included a $232 million gain resulting from the Lending Transaction.
Net cash provided by operating activities was $373 million in the first quarter of 2019 compared to $372 million in the first quarter of 2018.
"We are off to a strong start to the year, with first quarter internal revenue growth and sales ahead of our initial expectations," said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. "In addition to strong financial performance, we are well into integration planning and looking forward to completing the First Data acquisition in the second half of the year."

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First Quarter 2019 Non-GAAP Results and Additional Information

•	Adjusted revenue increased 5 percent to $1.43 billion in the quarter compared to the prior year period.

•	Internal revenue growth for the company was 5 percent in the quarter, with 4 percent growth in the Payments segment and 6 percent growth in the Financial segment.

•	Adjusted earnings per share increased 12 percent to $0.84 in the quarter compared to the prior year period.

•	Adjusted operating margin was 31.9 percent in the quarter compared to 32.5 percent in the prior year period.

•	Free cash flow was $302 million in the quarter compared to $316 million in the prior year period.

•	Sales results were up 10 percent in the quarter compared to the prior year period.

•
The company repurchased 1.6 million shares of common stock for $120 million in the quarter prior to the announcement of the First Data Corporation transaction, as described below. The company has deferred additional share repurchase until the close of the acquisition. As of March 31, 2019, the company had 24.3 million remaining shares authorized for repurchase.

•	On April 18, 2019, Fiserv shareholders approved the issuance of shares in connection with the First Data Corporation transaction with more than 99 percent of the vote in favor of the action.

Agreement to Merge with First Data Corporation
On January 16, 2019, Fiserv announced that it had entered into a definitive merger agreement to acquire First Data Corporation in an all-stock transaction for an equity value of approximately $22 billion as of the announcement. The transaction is expected to close during the second half of 2019 subject to customary closing conditions and regulatory approvals.

Outlook for 2019
Fiserv continues to expect internal revenue growth in a range of 4.5 to 5 percent for the year. The company also expects adjusted earnings per share in a range of $3.39 to $3.52, which represents growth of 10 to 14 percent, as adjusted for the Lending Transaction. The company's outlook for the year does not include any impact related to its proposed transaction with First Data Corporation.
"Our strong start to the year has us well positioned to meet our full-year financial commitments," said Yabuki.
Earnings Conference Call
The company will discuss its first quarter 2019 results on a conference call and webcast at 4 p.m. CT on Tuesday, April 30, 2019. To register for the event, go to fiserv.com and click on the Q1 Earnings webcast link. Supplemental materials will be available in the "Investor Relations" section of the website.

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About Fiserv
Fiserv, Inc. (NASDAQ: FISV) enables clients worldwide to create and deliver financial services experiences in step with the way people live and work today. For 35 years, Fiserv has been a trusted leader in financial services technology, helping clients achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and insights and optimization. Fiserv is a member of the FORTUNE® 500 and has been named among the FORTUNE Magazine World's Most Admired Companies® for six consecutive years, recognized for strength of business model, people management, social responsibility and innovation leadership. Visit fiserv.com and follow on social media for more information and the latest company news.
Use of Non-GAAP Financial Measures
In this earnings release, the company supplements its reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities, with "adjusted revenue," "internal revenue growth," "adjusted operating income," "adjusted operating margin," "adjusted net income," "adjusted earnings per share," "adjusted earnings per share, as adjusted for the Lending Transaction impact," and "free cash flow." Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Therefore, the company excludes these items from GAAP revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities to calculate these non-GAAP measures. The corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are included in this earnings release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that are excluded from the non-GAAP outlook measures. See page 13 for additional information regarding the company's forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, severance costs, charges associated with early debt extinguishment and bridge financing costs, merger and integration costs, certain costs associated with the achievement of the company's operational effectiveness objectives, gains or losses from dispositions and unconsolidated affiliates, and certain discrete tax benefits and expenses. The company excludes these items to more clearly focus on the factors management believes are pertinent to its operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.

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Internal revenue growth and free cash flow are non-GAAP financial measures and are described on page 12. Management believes internal revenue growth is useful because it presents revenue growth excluding acquisitions, dispositions and the impact of postage reimbursements in the company's Output Solutions business, and including deferred revenue purchase accounting adjustments. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders' ability to evaluate and understand the company's core business performance.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements.

Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause Fiserv’s actual results to differ materially include, among others: the possibility that Fiserv and First Data Corporation may be unable to achieve expected synergies and operating efficiencies from the proposed merger within the expected time frames or at all or to successfully integrate the operations of First Data Corporation into those of Fiserv; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected, including for possible reasons such as unexpected costs, charges or expenses resulting from the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Fiserv, First Data Corporation and others related to the merger agreement; unforeseen risks relating to liabilities of Fiserv or First Data Corporation may exist; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the amount of the costs, fees, expenses and charges related to the transaction, including the costs, fees, expenses and charges related to any financing

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arrangements entered into in connection with the transaction; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction. Fiserv and First Data Corporation are subject to, among other matters, changes in customer demand for their products and services; pricing and other actions by competitors; general changes in local, regional, national and international economic conditions and the impact they may have on Fiserv and First Data Corporation and their customers and Fiserv’s and First Data Corporation’s assessment of that impact; rapid technological developments and changes, and the ability of Fiserv’s and First Data Corporation’s technology to keep pace with a rapidly evolving marketplace; the impact of a security breach or operational failure on Fiserv’s and First Data Corporation’s business; the effect of proposed and enacted legislative and regulatory actions in the United States and internationally affecting the financial services industry as a whole and/or Fiserv and First Data Corporation and their subsidiaries individually or collectively; regulatory supervision and oversight, and Fiserv’s and First Data Corporation’s ability to comply with government regulations; the impact of Fiserv’s and First Data Corporation’s strategic initiatives; Fiserv’s and First Data Corporation’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the ability to contain costs and expenses; the protection and validity of intellectual property rights; the outcome of pending and future litigation and governmental proceedings; acts of war and terrorism; and other factors included in “Risk Factors” in Fiserv’s and First Data Corporation’s respective filings with the SEC, including their respective Annual Reports on Form 10-K for the year ended December 31, 2018, and in other documents that the companies file with the SEC, which are available at http://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. Fiserv assumes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

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Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue
Processing and services	$1,293	$1,238
Product	209	202
Total revenue	1,502	1,440

Expenses
Cost of processing and services	624	568
Cost of product	174	191
Selling, general and administrative	341	305
Gain on sale of business	(10)	(232)
Total expenses	1,129	832

Operating income	373	608
Interest expense	(59)	(45)
Debt financing activities	(59)	—
Non-operating income	3	—

Income before income taxes and income from investments in unconsolidated affiliates	258	563
Income tax provision	(31)	(140)
Loss from investments in unconsolidated affiliates	(2)	—

Net income	$225	$423

GAAP earnings per share - diluted	$0.56	$1.00

Diluted shares used in computing earnings per share	399.1	421.6

Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018

GAAP net income	$225	$423
Adjustments:
Merger, integration and other costs [1]	41	23
Severance costs	7	5
Amortization of acquisition-related intangible assets	45	40
Debt financing activities [2]	59	—
Lending Transaction impact [3]	—	(9)
Tax impact of adjustments [4]	(34)	(13)
Gain on sale of business [5]	(10)	(232)
Tax impact of gain on sale of business [4]	2	78
Unconsolidated affiliate activities [6]	3	—
Tax impact of unconsolidated affiliate activities [4]	(1)	—
Adjusted net income	$337	$315

GAAP earnings per share	$0.56	$1.00
Adjustments - net of income taxes:
Merger, integration and other costs [1]	0.08	0.04
Severance costs	0.01	0.01
Amortization of acquisition-related intangible assets	0.09	0.07
Debt financing activities [2]	0.11	—
Lending Transaction impact [3]	—	(0.02)
Gain on sale of business [5]	(0.02)	(0.37)
Unconsolidated affiliate activities [6]	0.01	—
Adjusted earnings per share	$0.84	$0.75

[1]
Merger, integration and other costs include acquisition and related integration costs of $30 million in 2019 and $15 million in 2018, and certain costs associated with the achievement of the company's operational effectiveness objectives of $11 million in 2019 and $8 million in 2018, primarily consisting of expenses related to data center consolidation activities. Acquisition and related integration costs in 2019 include $23 million, primarily consisting of legal and other professional service fees, related to the previously announced acquisition of First Data Corporation.

[2]
Represents expenses associated with entering into and maintaining a bridge term loan facility for the purpose of refinancing certain indebtedness of First Data Corporation upon the closing date of the acquisition.

[3]	Represents the earnings attributable to the disposed 55 percent interest of the company's Lending Solutions business.

[4]
The tax impact of adjustments is calculated using a tax rate of 22 percent, which approximates the company's annual effective tax rate, exclusive of the actual tax impacts associated with the gain on sale of business and unconsolidated affiliate activities.

[5]	Represents the gain on the Lending Transaction, including contingent consideration received in 2019.

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[6]	Represents the company's share of amortization of acquisition-related intangible assets on the Lending Transaction.

See page 3 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended March 31,
	2019	2018
Total Company
Revenue	$1,502	$1,440
Output Solutions postage reimbursements	(69)	(74)
Deferred revenue purchase accounting adjustments	—	2
Adjusted revenue	$1,433	$1,368

Operating income	$373	$608
Merger, integration and other costs	42	23
Severance costs	7	5
Amortization of acquisition-related intangible assets	45	40
Gain on sale of business	(10)	(232)
Adjusted operating income	$457	$444
Operating margin	24.8%	42.2%
Adjusted operating margin	31.9%	32.5%

Payments and Industry Products ("Payments")
Revenue	$914	$842
Output Solutions postage reimbursements	(69)	(74)
Deferred revenue purchase accounting adjustments	—	2
Adjusted revenue	$845	$770

Operating income	$287	$271
Merger, integration and other costs	—	1
Adjusted operating income	$287	$272
Operating margin	31.4%	32.2%
Adjusted operating margin	34.0%	35.4%

Financial Institution Services ("Financial")
Revenue	$598	$616

Operating income	$199	$202
Operating margin	33.3%	32.8%

Corporate and Other
Revenue	$(10)	$(18)

Operating (loss) income	$(113)	$135
Merger, integration and other costs	42	22
Severance costs	7	5
Amortization of acquisition-related intangible assets	45	40
Gain on sale of business	(10)	(232)
Adjusted operating loss	$(29)	$(30)

See page 3 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$225	$423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	100	93
Amortization of acquisition-related intangible assets	45	40
Amortization of financing costs and debt discounts	60	1
Share-based compensation	19	19
Deferred income taxes	8	77
Gain on sale of business	(10)	(232)
Loss from investments in unconsolidated affiliates	2	—
Other operating activities	(2)	—
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	6	67
Prepaid expenses and other assets	(26)	(44)
Contract costs	(58)	(50)
Accounts payable and other liabilities	(26)	38
Contract liabilities	30	(60)
Net cash provided by operating activities	373	372

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(98)	(77)
Proceeds from sale of business	—	419
Payments for acquisition of business, including working capital adjustments	56	—
Purchases of investments	—	(1)
Other investing activities	6	(10)
Net cash (used in) provided by investing activities	(36)	331

Cash flows from financing activities
Debt proceeds	587	509
Debt repayments	(680)	(806)
Payments of debt financing, redemption and other costs	(56)	—
Proceeds from issuance of treasury stock	32	28
Purchases of treasury stock, including employee shares withheld for tax obligations	(183)	(427)
Net cash used in financing activities	(300)	(696)

Net change in cash and cash equivalents	37	7
Net cash flows from discontinued operations	—	50
Cash and cash equivalents, beginning balance	415	325
Cash and cash equivalents, ending balance	$452	$382

Certain prior period amounts have been reclassified to conform to current period presentation.

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Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$452	$415
Trade accounts receivable – net	1,044	1,049
Prepaid expenses and other current assets	779	760
Total current assets	2,275	2,224

Property and equipment – net	409	398
Intangible assets – net	2,117	2,143
Goodwill	5,703	5,702
Contract costs – net	435	419
Other long-term assets	737	376
Total assets	$11,676	$11,262

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$1,718	$1,626
Current maturities of long-term debt	7	4
Contract liabilities	395	380
Total current liabilities	2,120	2,010

Long-term debt	5,868	5,955
Deferred income taxes	745	745
Long-term contract liabilities	103	89
Other long-term liabilities	446	170
Total liabilities	9,282	8,969
Shareholders' equity	2,394	2,293
Total liabilities and shareholders' equity	$11,676	$11,262

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Fiserv, Inc.
Selected Non-GAAP Financial Measures
($ in millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended March 31, 2019
Payments Segment	4%
Financial Segment	6%
Total Company	5%

[1]
Internal revenue growth is measured as the increase in adjusted revenue (see page 9) for the current period excluding acquired revenue and revenue attributable to dispositions, divided by adjusted revenue from the prior year period excluding revenue attributable to dispositions. Revenue attributable to dispositions includes transition services revenue within Corporate and Other.

In the first quarter of 2019, acquired revenue was $46 million (all in the Payments segment). Revenue attributable to dispositions was $9 million (all in Corporate and Other) and $54 million (all in the Financial segment) in the first quarter of 2019 and 2018, respectively, from the Lending Transaction.

Free Cash Flow	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$373	$372
Capital expenditures	(98)	(77)
Adjustments:
Severance, merger and integration payments	35	27
Tax payments on adjustments	(8)	(6)
Free cash flow	$302	$316

See page 3 for disclosures related to the use of non-GAAP financial measures.

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Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures
Internal Revenue Growth - The company's internal revenue growth outlook for 2019 excludes acquisitions, dispositions, and the impact of postage reimbursements in its Output Solutions business, and includes deferred revenue purchase accounting adjustments. These adjustments are subject to variability and are anticipated to increase 2019 GAAP revenue growth by approximately 1 percentage point as compared to the internal revenue growth rate.
Adjusted Earnings Per Share - The company's adjusted earnings per share outlook for 2019 excludes certain non-cash or other items which should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Non-cash or other items may be significant and include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, severance costs, charges associated with early debt extinguishment and bridge financing costs, merger and integration costs, certain costs associated with the achievement of the company's operational effectiveness objectives, gains or losses from dispositions and unconsolidated affiliates, and certain discrete tax benefits and expenses. The company estimates that the amortization expense with respect to acquired intangible assets as of March 31, 2019 will be approximately $180 million in 2019. Other adjustments to earnings per share that have been incurred to date are presented on page 7. Estimates of these other adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.
The company's adjusted earnings per share growth outlook for 2019 reflects 2018 performance as adjusted for the Lending Transaction. The information below is presented with a reconciliation to the most comparable GAAP measure, consistent with the fourth quarter 2018 earnings materials.

2018 GAAP net income	$1,187
Adjustments:
Merger, integration and other costs [1]	89
Severance costs	17
Amortization of acquisition-related intangible assets	163
Loss on early debt extinguishment [2]	14
Tax impact of adjustments [3]	(63)
Gain on sale of business [4]	(227)
Tax impact of gain on sale of business [3]	77
Unconsolidated affiliate activities [5]	7
Tax impact of unconsolidated affiliate activities [3]	(2)
Tax reform [6]	19
2018 adjusted net income	$1,281

2018 GAAP earnings per share	$2.87
Adjustments	0.23
2018 adjusted earnings per share	3.10
Lending Transaction impact	(0.02)
2018 adjusted earnings per share, as adjusted for the Lending Transaction	$3.08

2019 adjusted earnings per share outlook	$3.39 - $3.52
2019 adjusted earnings per share growth outlook	10% - 14%

[1] Merger, integration and other costs include acquisition and related integration costs of $46 million and certain costs associated with the achievement of the company's operational effectiveness objectives of $43 million, primarily consisting of expenses related to data center consolidation activities.

[2] Represents the loss on early debt extinguishment associated with the company's cash tender offer for and redemption of its $450 million aggregate principal amount of 4.625% senior notes.
[3] The tax impact of adjustments is calculated using a tax rate of 22 percent, which approximates the company's annual effective tax rate in 2018, exclusive of U.S. federal tax reform expense and the actual tax impacts associated with the gain on sale of business and unconsolidated affiliate activities.

[4] Represents the gain on the Lending Transaction.
[5] Represents the company's share of net gains associated with sales of businesses at StoneRiver Group, L.P., a joint venture in which the company owns a 49 percent interest, and the company's share of amortization of acquisition-related intangible assets on the Lending Transaction.

[6] Represents discrete income tax expense associated with U.S. federal tax reform and subsequent guidance issued by the Internal Revenue Service.
See page 3 for disclosures related to the use of non-GAAP financial measures.

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FISV-E
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